UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2015

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-21764	59-1162998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue
Miami, Florida	33172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 592-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 22, 2015, Perry Ellis International, Inc. (the “Company”) and certain of its subsidiaries entered into Amendment No. 2 to Amended and Restated Loan and Security Agreement (the “Amendment”), which amends that certain Amended and Restated Loan and Security Agreement dated as of December 2, 2011, as amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement dated as of January 4, 2014 (together, the “Loan Agreement”), among the Company, the subsidiaries named as Borrowers or Guarantors therein, the Lenders named therein, and Wells Fargo Bank, National Association, as agent for the Lenders. Capitalized terms used but not defined in this Report have the meanings set forth in the Loan Agreement.

The Amendment modifies the terms of the Loan Agreement to, among other things, (a) provide for the increase in the Maximum Credit from $125 million to $200 million; (b) extend the maturity date under the Loan Agreement to April 30, 2020; (c) amend the Inventory Loan Limit from 80% of the Maximum Credit to instead be the fixed amount of $125 million; and (d) to amend the Fixed Charge Coverage Ratio so that at all times when Excess Availability is less than 15% of the Maximum Credit, the Borrowers’ Fixed Charge Coverage Ratio on a consolidated basis will be not less than 1.0 to 1.0 for the preceding 12 consecutive fiscal months.

The foregoing description is a summary of the material terms of the Amendment and is subject to the complete terms of the Amendment, a copy of which is filed as Exhibit 10.68 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.68	Amendment No. 2 to Amended and Restated Loan and Security Agreement dated as of April 22, 2015, among Perry Ellis International, Inc., the subsidiaries named as Borrowers or Guarantors therein, the Lenders named therein, and Wells Fargo Bank, National Association, as agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: April 24, 2015	By:	/s/ Cory Shade
Cory Shade, SVP, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.68	Amendment No. 2 to Amended and Restated Loan and Security Agreement dated as of April 22, 2015, among Perry Ellis International, Inc., the subsidiaries named as Borrowers or Guarantors therein, the Lenders named therein, and Wells Fargo Bank, National Association, as agent for the Lenders.